EXECUTIVE EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between the Mescalero Apache Tribe, a federally-recognized Indian tribe, having offices at 101 Central Avenue, Mescalero, New Mexico 88340 ("Employer"), and Richard W. Williams, an individual currently residing at [ ], California ("Employee"), to be effective as of September 22, 2003 (the "Effective Date").

                                   WITNESSETH

     WHEREAS, Employer desires to employ Employee in the position set forth on Exhibit "A" and under the terms and conditions set forth in this Employment Agreement.

     WHEREAS, Employee is willing to accept employment with Employer under the terms and conditions set forth in this Employment Agreement; and

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

     1.2 Employee initially shall be employed in the position set forth on Exhibit "A." Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities; provided however, in the event Employer substantially reduces the duties or responsibilities of Employee, Employee may elect to terminate this Agreement under Section 3.2 (ii) and said termination shall constitute an Involuntary Termination for purposes of Section
3.5. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer and its Enterprises or other entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time.

     1.4 In connection with Employee's employment by Employer, Employer shall endeavor to provide Employee access to such information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of



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


Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

     1.5 Employee acknowledges and agrees that at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that Employee learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for Employee's own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that Employee learned while employed by Employer. Employee agrees that while employed by Employer and thereafter Employee shall not knowingly take any action that interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

     1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its Enterprises or other entities, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's President any facts that might involve such a conflict of interest that has not been approved by Employer's President. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests that constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's President may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the fight to take such action as, in its judgment, will end the conflict.

     1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.


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


ARTICLE 2: COMPENSATION AND BENEFITS:

     2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit "A," subject to increase at the sole discretion of the Employer, provided however, that Employee shall receive an annual cost of living increase based on the percentage specified by Employer for all of Employer's employees or a mutually agreeable federal governmental index, which shall be paid in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

     2.2 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, paid vacation, paid sick leave, paid holidays, and medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     2.3 While employed by Employer, Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipts as required by the Employer's policy and reasonably requested by the Employer to substantiate such expenses.

     2.4 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Mescalero Apache Tribal Council, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.5 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
           TERMINATION:

     3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:



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

     (i) For "cause" upon the determination by the Employer's President that "cause" exists for the termination of the employment relationship. As used in this Section 3.1 (i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [d] Employee's involvement in a conflict of interest as referenced in Section 1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer or any of its respective Enterprises or other entities; [f] Employee's material breach of any material provision of this Agreement or Tribal policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [g] Employee violates the Indian Gaming Regulatory Act or other applicable United States law as proscribed by Section 5.1; or [h] Employee no longer has a valid Mescalero Apache Tribal Gaming Commission Gaming License. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Employer's President for determination. If Employee disagrees with the decision reached by Employer's President, the dispute will be limited to whether Employer's President reached the decision in good faith;

     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the President of Employer;

     (iii) upon Employee's death; or

     (iv) upon Employee's becoming disabled so as the Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section
3.1 (i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section
3.1 (ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1 (iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1 (iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.


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


     3.2 Notwithstanding any other provisions of this Agreement except Section 8.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

     (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer; or

     (ii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2 (i); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2
(ii); the effect of such termination is specified in Section 3.3.

     3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.4 If Employee's employment hereunder shall be terminated by Employer for Cause as defined in paragraph 3.1 prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the then current Monthly Base Salary, benefits and allowance continuation as set forth in Exhibit "A" for a period of six months or until employee has secured employment with another employer. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, its Enterprises or their entities of the Employer, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.


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


     3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.8 Notwithstanding any provision herein to the contrary, upon a termination of Employee's employment under any of the circumstances described in Sections 3.5, 3.6 or 3.7 above, Employee shall be entitled to receive a pro-rata annual bonus payment through the date of such termination of employment.

     3.9 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer.

     3.10 Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Employee's obligations under Articles 6 and 7.

     3.11 This Agreement governs the rights and obligations of Employer and Employee with respect to Employee's salary, bonuses, and other perquisites of employment.

ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF
           TERMINATION:

     4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

ARTICLE 5: MESCALERO APACHE TRIBE LAWS, MESCALERO APACHE TRIBAL GAMING
           COMMISSION REGULATIONS AND UNITED STATES INDIAN GAMING REGULATORY ACT AND OTHER LAWS:

     5.1 Employee shall at all times comply with applicable Mescalero Apache Tribal laws, Mescalero Apache Tribal Gaming Commission regulations and United States laws applicable to Employee's actions on behalf of Employer, including specifically, without


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


limitation, the Tribal Gaming Ordinance and the United States Indian Gaming Regulatory Act, generally codified in 25 USC 2701 ("IGRA"), as the IGRA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the IGRA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Mescalero Apache Tribal Resort Enterprise or other Tribal Enterprise or entity having civil or criminal liability or responsibility under the IGRA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless Employer's highest applicable level of Employer's management determines that the actions found to be in violation of the IGRA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer.

ARTICLE 6: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

     6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

     6.2 Employee acknowledges that the business of Employer, its Enterprises and other entities is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, its Enterprises and other entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, its Enterprises and other entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, its Enterprises and other entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder.


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


Employer its Enterprises and other entities shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, its Enterprises and other entities. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

     6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, its Enterprises and other entities shall be and remain the property of Employer, its Enterprises and other entities, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

     6.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

     6.5 During the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.


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



ARTICLE 7: POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

     7.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer, its Enterprises and other entities are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

          (i) engage in any business competitive with the business conducted by Employer;

          (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

          (iii) induce any employee of Employer, its Enterprises and other entities to terminate his or her employment with Employer, its Enterprises and other entities, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer.

These non-competition obligations shall extend until December 31, 2006.

     7.2 Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this Article 7 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

     7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.


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


ARTICLE 8: MISCELLANEOUS:

     8.1 For purposes of this Agreement the terms "Enterprise" or "entities" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Mescalero Apache Tribe.

     8.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, its Enterprises and other entities, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, its Enterprises and other entities, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, its Enterprises and other entities, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, its Enterprises and other entities, or any of such entities' officers, employees, agents, or representatives; or that place Employer, its Enterprises and other entities, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, its Enterprises and other entities, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Mescalero Apache Tribal entities under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     8.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

Mescalero Apache Tribe                   and       Quinlan, Bloom & Doughty
101 Central Avenue                                 First National Bank Center
Mescalero, New Mexico 88340                        Alamogordo, New Mexico 88310
Attention: Office of the Tribal President          Attention: Gregory Quinlan


If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     8.4 This Agreement shall be governed in all respects by the laws of the Mescalero Apache Tribe, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the federal courts of the United States.

     8.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall


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


be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 6, or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. To facilitate this process, the Employer hereby waives any right it may have to require the Employee to exhaust any tribal administrative or judicial remedies.

     Any dispute arising hereunder, which is not otherwise resolved by the preceding Paragraph, shall be resolved by binding arbitration under the provisions established by the American Arbitration Association.

     Arbitration under this authority shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association, except that the arbitrators shall be attorneys who are licensed members in good standing of the State Bar of New Mexico or of the State Bar of another state. The Employer will select one arbitrator, the Employee a second arbitrator, and the two so chosen shall select a third arbitrator. If the third arbitrator is not chosen in this manner within ten (10) days after the second arbitrator is selected, the third arbitrator will be chosen in accordance with the rules of the American Arbitration Association.

     All parties shall bear their own costs of arbitration and attorney fees, provided however, that the prevailing party shall be entitled to recover from the offending party the costs of arbitration and attorney fees related to the issue in dispute for which arbitration was invoked.

     The results of arbitration shall be enforceable by an action for injunctive or mandatory injunctive relief against the Employer and the Employee in any court of competent jurisdiction. For purposes of any such action, the Employer acknowledges that any action or failure to act on the part of any agent or employee of the Employer, contrary to a decision of the arbitrators in an arbitration proceeding conducted under the provisions of this section, occurring after such decision, shall be wholly unauthorized and ultra vires acts, not protected by the sovereign immunity of the Employer.

     8.7 Each of Employer and Employee is a citizen of the United States of America. Employer's principal place of business is in Mescalero, Otero County, New Mexico. This Agreement was negotiated and signed in Mescalero, New Mexico. This Agreement shall be performed in Mescalero, New Mexico. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the Tribal court sitting in Mescalero, Otero County, New Mexico, or federal courts having jurisdiction over the Mescalero Apache Tribe.

     8.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     8.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

     8.10 There may exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Policy booklet and agreements with respect to benefit plans and health insurance. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by Employer's President.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

MESCALERO APACHE TRIBE                      RICHARD W. WILLIAMS


/s/ Sara Misquez                            /s/ Richard W. Williams
-------------------------------             --------------------------------
By: Sara Misquez, President                 By: Richard W. Williams



This 22 day of September 2003

                                   EXHIBIT "A"
                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                   BETWEEN THE
                             MESCALERO APACHE TRIBE
                             AND RICHARD W. WILLIAMS


EMPLOYEE NAME:                        Richard W. Williams

TERM:                                 Effective September 22, 2003 through April 30, 2006

POSITION:                             Chief Financial Officer - Inn of the Mountain Gods Resort
                                      and Casino

LOCATION:                             Inn of the Mountain Gods Resort and Casino, Mescalero,
                                      New Mexico

REPORTING RELATIONSHIP:               As designated by Tribal President

MONTHLY BASE SALARY:                  Sixteen thousand six hundred sixty six and 67/100 Dollars
                                      ($16,666.67)

BONUS:                                An annual incentive salary equal to one-quarter of one
                                      percent (.25%) of the adjusted net profits (hereinafter
                                      defined) of the Employer's Resort operations, herein
                                      defined as the Inn of the Mountain Gods Resort and
                                      Casino, Inn of the Mountain Gods, Casino Apache, Casino
                                      Apache Travel Center and Ski Apache Enterprises,
                                      beginning with the Employer's year end for Fiscal year
                                      2004 and each fiscal year thereafter during the term of
                                      this Agreement.  "Adjusted net profit" shall be the net
                                      income of the Employer's Resort operations before any
                                      distributions to the Mescalero Apache Tribe or any
                                      Enterprise or other entity of the Mescalero Apache Tribe;
                                      before any reserve, accrual or payment of any revenue
                                      sharing, regulatory fees or other reserve, accrual or
                                      payments to the State of New Mexico; before any interest
                                      expense related to any financing costs connected with the
                                      construction and equipping of the Inn of the Mountain
                                      Gods Resort and Casino; and before any reserve for
                                      capital improvements, determined in accordance with
                                      generally accepted accounting practices by the Employer's
                                      independent accounting firm and adjusted to exclude:

                                          (i) any incentive salary payments paid
                                          pursuant to this Agreement; (ii) any

                                       1

                                          extraordinary gains or losses
                                          (including, but not limited to, gains
                                          or losses on disposition of assets);
                                          (iii) any refund or deficiency of any
                                          regulatory or related fees paid in a
                                          prior year; and (iv) any provision for
                                          regulatory or related fees made in
                                          prior years which is subsequently
                                          determined to be unnecessary.

                                      The determination of the adjusted net
                                      profits made by the independent accounting firm employed by the Employer shall be final and binding upon Employee and Employer.

                                      The annual incentive salary
                                      payment shall be made within thirty (30) days after the calendar year end for the fiscal year last ended, and shall be based on audited results from that last fiscal year then ended. The maximum incentive salary payable for any one year shall not exceed fifty percent (50%) of the then applicable base salary of Employee.

                                      Notwithstanding the foregoing, the annual incentive salary payment shall be not less than twenty five thousand and 00/100 dollars ($25,000.00). Employer and
                                      Employee agree to negotiate Employee's
                                      bonus opportunity for each subsequent
                                      fiscal year no later than October 1 of
                                      each applicable fiscal year.

                                      Employee shall also be entitled to a one-time
                                      employment incentive payment in the amount
                                      of fifty thousand and 00/100 dollars
                                      ($50,000.00), payable within ten (10) days
                                      of the execution of this Agreement. Half
                                      of the employment incentive payment will
                                      be credited against the first annual
                                      incentive salary payment.

HOUSING ALLOWANCE:                    Employer will provide to Employee a monthly housing
                                      allowance of two thousand and 00/100 dollars ($2,000) per
                                      month.


                                       2

EMPLOYEE BENEFITS:                    Employee, spouse and eligible dependents will be eligible
                                      for immediate coverage or medical, dental and vision
                                      benefits to the extent permitted by the Plan Document.



MESCALERO APACHE TRIBE                      RICHARD W. WILLIAMS



/s/ Sara Misquez                            /s/ Richard W. Williams
-------------------------------             --------------------------------
By: Sara Misquez, President                 By: Richard W. Williams


This 22 day of September 2003